Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC  20549

Ladies and Gentleman:

We have read the statements under Item 4.01 included in Item 5 - Other Information in the Form 10-Q of Actinium Pharmaceuticals, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in Item 5 - Other Information in the Form 10-Q

Sincerely,

/s/GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

August 9, 2018